Exhibit (d)(26)(i)(B)(v)

EQ ADVISORS TRUST

AMENDMENT NO. 3 TO THE

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3 effective as of December 9, 2016 (“Amendment No. 3”) to the Amended and Restated Investment Advisory Agreement dated as of August 1, 2011, as amended, (“Agreement”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and BlackRock Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (“BlackRock” or “Adviser”). Capitalized terms used herein and not otherwise defined shall have the definition set out in the Agreement.

FMG LLC and BlackRock agree to modify the Agreement as follows:

1. New Portfolio. FMG LLC hereby appoints BlackRock to serve as the Adviser to the 1290 VT Socially Responsible Portfolio (“New Portfolio”).

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the following Portfolios or an Allocated Portion of a Portfolio, as applicable: ATM International Managed Volatility Portfolio, ATM Large Cap Managed Volatility Portfolio, ATM Mid Cap Managed Volatility Portfolio, ATM Small Cap Managed Volatility Portfolio, AXA 2000 Managed Volatility Portfolio, AXA 400 Managed Volatility Portfolio, AXA 500 Managed Volatility Portfolio, AXA Global Equity Managed Volatility Portfolio, AXA International Core Managed Volatility Portfolio, AXA International Managed Volatility Portfolio, AXA International Value Managed Volatility Portfolio, AXA Large Cap Core Managed Volatility Portfolio, AXA Large Cap Growth Managed Volatility, AXA Mid Cap Value Managed Volatility Portfolio, AXA/Franklin Balanced Managed Volatility Portfolio, AXA/Franklin Small Cap Value Managed Volatility Portfolio, AXA Mutual Large Cap Equity Managed Volatility Portfolio and AXA/Templeton Global Equity Managed Volatility Portfolio.

3. Duration of Agreement.

a.	With respect to the New Portfolio specified in Amendment No. 3, the Agreement will continue in effect for a period of two years beginning [December 9, 2016] and may be continued thereafter pursuant to subsection (b) below.

b.	With respect to the New Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) (“Independent Trustees”) by a vote cast in person at a meeting called for the purpose of voting on such approval, and by either the Board of Trustees or a vote of a majority of the outstanding shares of the New Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		BLACKROCK INVESTMENT MANAGEMENT LLC

By:	/s/ Steve M. Joenk Steven M. Joenk Chairman, Chief Executive Officer and President	By:	/s/ Michael J. Ferraro Name: Michael J. Ferraro Title: Director

APPENDIX A

AMENDMENT NO. 3

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT LLC

Tactical Index Portfolios	Annual Advisory Fee Rate**

Tactical Index Portfolios, which shall include the BlackRock Allocated Portions of the following Portfolios:

ATM International Managed Volatility Portfolio*;

ATM Large Cap Managed Volatility Portfolio*;

ATM Mid Cap Managed Volatility Portfolio*;

ATM Small Cap Managed Volatility Portfolio*;

AXA 2000 Managed Volatility Portfolio*;

AXA 400 Managed Volatility Portfolio*;

AXA 500 Managed Volatility Portfolio*;

AXA Global Equity Managed Volatility Portfolio*;

AXA International Core Managed Volatility Portfolio*;

AXA International Managed Volatility Portfolio*;

AXA International Value Managed Volatility Portfolio*;

AXA Large Cap Core Managed Volatility Portfolio*;

AXA Large Cap Growth Managed Volatility Portfolio*;

AXA Mid Cap Value Managed Volatility Portfolio*;

AXA/Franklin Balanced Managed Volatility Portfolio*;

AXA/Franklin Small Cap Value Managed Volatility Portfolio*;

AXA/Mutual Large Cap Equity Managed Volatility Portfolio*;

AXA/Templeton Global Equity Managed Volatility Portfolio*;

0.045% of the Tactical Index Portfolios’ average daily net assets up to and including $10 billion; 0.03% of the Tactical Index Portfolios’ average daily net assets over $10 billion and up to and including $20 billion; 0.02% of the Tactical Index Portfolios’ average daily net assets over $20 billion.
1290 VT Socially Responsible Portfolio*	0.02% of the Portfolio’s average daily net assets.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which is referred to as the “BlackRock Allocated Portion.”
**	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Tactical Index Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each BlackRock Allocated Portion is the portion of the daily advisory fee for the Tactical Index Portfolios that is equal to the BlackRock Allocated Portion’s net assets relative to the aggregate net assets of the Tactical Index Portfolios used in the fee calculation for that day. The daily fee applicable to the 1290 VT Socially Responsible Portfolio is the portion of the daily advisory fee for the 1290 VT Socially Responsible Portfolio that is equal to the BlackRock Allocated Portion’s net assets relative to the aggregate net assets of the 1290 VT Socially Responsible Portfolio used in the fee calculation for that day.